Registration No. -  333-_________


SECURITIES AND EXCHANGE COMMISSION Washington, D.C.  20549


FORM S-3
REGISTRATION STATEMENT  UNDER THE SECURITIES ACT OF 1933


CATERPILLAR INC.
(Exact name of Registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)

37-0602744
(IRS Employer Identification Number)

100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)

61629
(Zip Code)

Registrant's telephone number, including area code:  (309) 675-1000


R. RENNIE ATTERBURY III
Vice President, General Counsel and Secretary
Caterpillar Inc.
100 NE Adams Street
Peoria, IL  61629-7310


     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: __

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: X

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: __

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: __

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. __


CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered:
     Debentures

Amount to be Registered<F1>
     $500,000,000

Proposed Maximum Offering Price per Unit<F2>
     $500,000,000

Proposed Maximum Aggregate Offering Price<F1><F2>
     $500,000,000

Amount of Registration Fee
     $151,515.15


<F1>  In U.S. dollars or the equivalent thereof in foreign denominated currency or a composite currency.
<F2>  Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933 and exclusive of accrued interest, if any.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a) may determine.







[CATERPILLAR LOGO]


PROSPECTUS

$500,000,000
DEBT SECURITIES




Caterpillar Inc.
100 NE Adams Street
Peoria, IL  61629
(309) 675-1000


Caterpillar Inc. intends to offer at one or more times Debentures with a total value not to exceed $500,000,000 and a maturity up to 100 years. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.


The information in this prospectus is not complete. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.


These securities have not been approved by the Securities & Exchange Commission or any state securities commission, nor have these organizations passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.



The date of this prospectus is ____________________, 1997.



WHERE YOU CAN FIND MORE INFORMATION
-----------------------------------
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.SEC.gov. Our common stock and certain debt securities are listed on the New York Stock Exchange. Our common stock is also listed on the Chicago and Pacific Stock Exchanges. Information about us is also available at those locations.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Debentures. This prospectus is part of a registration statement filed with the SEC.

* Annual Report on Form 10-K for the year ended December 31, 1995;
* Quarterly Reports on Form 10-Q for quarters ended March 31, June 30, and September 30, 1996;
* Current Reports on Form 8-K filed on March 19, June 3, June 12, July 16, October 15, December 11, December 16, 1996, and January 21 and February 18, 1997.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

     Caterpillar Inc.
     100 N.E. Adams St.
     Peoria, IL 61629
     Attn:  Corporate Secretary
     (309)675-1000

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these Debentures in any state where the offer is not permitted.
You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY
-----------
     Caterpillar, through its employees and dealers, design, manufacture, market, finance and provide support for Caterpillar machines and engines. We believe our products help make progress possible around the world. More information about Caterpillar is available on our web site at http://www.CAT.com.

     Construction, Mining and Agricultural Machinery: Caterpillar construction machines are used to build, maintain and rebuild the world's infrastructure - highways, dams, airports, water and sewer systems, office complexes and housing developments. Our mining machines help extract and deliver needed raw materials and our agricultural tractors till the world's soil.

     Engines: Caterpillar engines provide power to the world - for on-highway trucks, ships and boats, locomotives, and construction, mining and agricultural equipment. Through electrical power generating systems, they supply power to developing or isolated areas. Other systems provide emergency power to hospitals, schools, factories, office buildings and airports. A Caterpillar subsidiary, Solar Turbines Incorporated, makes turbine engines that are used to produce, process and transport crude oil and natural gas, and to provide electrical power in many different industries.

     Financial Products: Caterpillar Financial Services Corporation and its subsidiaries offer a wide variety of financing options to help Caterpillar customers worldwide acquire and use Caterpillar equipment. Caterpillar Insurance Services Corporation provides various forms of insurance to Caterpillar customers and dealers to help support their purchase and financing of Caterpillar equipment.

PROSPECTUS SUPPLEMENT
---------------------
     The Prospectus Supplement for each offering of debentures will contain the specific information and terms for that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. It is important for you to read both this Prospectus and the Prospectus Supplement in making your investment decision.

USE OF PROCEEDS
---------------
     The net proceeds from the sale of securities will be used for general corporate purposes. General corporate purposes may include acquisitions, repurchases of common stock, additions to working capital, capital expenditures, and retirement of debt.

RATIO OF PROFIT TO FIXED CHARGES
--------------------------------
     The Ratio of Profit to Fixed Charges for each of the periods indicated is as follows:

Twelve months ended December 31,
1996       4.5
1995       4.0
1994       3.8
1993       2.4
1992           <F1>

<F1>Because of pretax losses for the year ended December 31, 1992, profit was not sufficient to cover fixed charges. The coverage deficiency was approximately $341 million.


     These ratios include Caterpillar, our consolidated subsidiaries, and 50%- owned unconsolidated affiliated companies. Profit is determined by adding income from continuing operations, income taxes and fixed charges. Fixed charges include interest, other costs related to borrowed funds and a portion of rentals representing interest.

DESCRIPTION OF THE DEBENTURES
----------------------------------
General
     We will issue the debentures under an indenture between us and the Trustee, Citibank, N.A., dated May 1, 1987, and supplemented June 1, 1989, May 15, 1992, and December 16, 1996. This Prospectus briefly outlines some of the indenture provisions. If you would like more information on these provisions, review the indenture and its supplements that we filed with the SEC as Exhibits to the registration statement containing this prospectus. See Where You Can Find More Information on how to locate the indenture and the supplements. You may also review the indenture at the Trustee's offices located in New York, New York.

     The indenture does not limit the amount of debentures that may be issued and each series of debentures may differ as to their terms. The debentures may be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

     The debentures will be unsecured and unsubordinated and will rank equally with all our unsecured and unsubordinated indebtedness. The debentures will not be subject to any conversion, amortization, or sinking fund. It is anticipated that the debentures will be "book-entry," represented by a permanent global certificate registered in the name of the Depository Trust Company or its nominee. However, we reserve the right to issue the securities in certificate form registered in the name of the security holders.

     For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

Conditional Right to Advance Maturity and Tax Event Redemption
     We plan to deduct interest paid on the Debentures for federal income tax purposes. However, President Clinton's budget proposal for Fiscal Year 1997, released March 19, 1996, had proposed tax law changes that, among other things, would prohibit us from deducting interest payments on debt with a maturity of more than 40 years. On March 29, 1996, the Chairmen of the Senate Finance Committee and the House Ways and Means Committee issued a joint statement that the proposed legislation if enacted would not be effective prior to the date of appropriate congressional action. Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to the Treasury Department concurring with the joint statement. The
proposed legislation was not enacted by the 104th Congress.   There can be no
assurance that the proposed legislation or similar legislation affecting our ability to deduct interest paid on the Debentures will not be enacted in the future. There also can be no assurance that this type of legislation would not have a retroactive effect.

     If independent tax counsel tells us that based on governmental action there is some risk interest on the Debentures will not be deductible for federal income tax purposes, we will have the right to advance the maturity date on the Debentures to the minimum extent required for interest on the Debentures to be deductible. If we do so, we will mail notice of the advanced maturity to each record holder of the Debentures within 60 days of having received tax counsel's opinion.

     We believe the Debentures should constitute indebtedness for federal income tax purposes under current law and that advancing the maturity date as described above would not be a taxable event to holders. You should be aware, however, that exercise of our right to advance the maturity date would be a taxable event to holders if the Debentures are treated as equity for purposes of federal income taxation before the maturity date is advanced.

     If the maturity date is advanced as described above and tax counsel believed there was still a risk that interest on the debentures may not be deductible, we would have the right to redeem the debentures in whole within 90 days of tax counsel's opinion. The redemption price would be equal to the greater of:

*  100% of the principal amount of the Debentures; or

* the sum, as determined by the Quotation Agent, of the present values of the principal amount and the remaining scheduled payments of interest from the redemption date, in each case discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate, plus, in each such case, accrued interest thereon to the date of redemption.

     We would mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each Debenture holder. Unless we defaulted in payment of the redemption price, on and after the redemption date, interest would no longer accrue on the Debentures called for redemption.

     For purposes of this discussion:

     Adjusted Treasury Rate means, for any redemption date, the rate per annum equal to the semi-annual yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date plus ___%.

     Comparable Treasury Issue means the United States Treasury security selected by the Quotation Agent as having a maturity that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life of the Debentures.

     Quotation Agent means the Reference Treasury Dealer appointed by the Trustee after consultation with us.

     Comparable Treasury Price means, with respect to any redemption date, the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

     Reference Treasury Dealer Quotations means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Exchange, Registration, Transfer, and Payment
     Principal and interest on the Debentures will be payable, and the exchange or transfer of Debentures will be registerable at a location designated in the Prospectus Supplement. No service charge will be applied for a registration of transfer or exchange of Debentures except to cover tax or any governmental charge.

Global Securities
     Debentures may be issued in the form of one or more Global Securities that will be deposited with The Depository Trust Company, New York, New York ("DTC"). If this is done, we will not issue certificates to each holder. One or more global securities would be issued to DTC who would keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security may not be transferred; except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

     Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the Trustee, and the paying agent will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee, or us.

     Securities represented by a global security would be exchangeable for Debenture certificates with the same terms in authorized denominations only if:

* DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days;

* We deliver to the Trustee an order that the global security shall be exchangeable; or

* There is a continuing Event of Default, as described below, regarding the securities.

Certain Restrictive Covenants
     The indenture requires us to comply with certain restrictive covenants. These covenants apply to us and Restricted Subsidiaries maintained by us.

What is a Restricted or Unrestricted Subsidiary?
     A "Restricted Subsidiary" is defined as any subsidiary other than an Unrestricted Subsidiary and any Unrestricted Subsidiary designated by our Board of Directors after May 1, 1987, as a Restricted Subsidiary.

     "Unrestricted Subsidiary" is defined as:
* any subsidiary acquired or organized by us after May 1, 1987, as long as that subsidiary is not a successor to a Restricted Subsidiary.
* any subsidiary with principal business and assets located outside the United States (its territories and possessions) and Canada;
* any subsidiary with the principal business of financing our dealers and distributors, as well as acquisitions and dispositions of our products by dealers, distributors, or other customers;
* any subsidiary with the principal business of owning, leasing, dealing in or developing real property; and
* any subsidiary with substantially all assets consisting of securities of subsidiaries described above.

Other Definitions
Important Property: means any manufacturing plants or facilities of us or any Restricted Subsidiary located in the U.S., Canada, or Puerto Rico having a gross book value (without deduction for depreciation) in excess of 1% of Consolidated Net Tangible Assets, other than any plant or other facility our Board believes is not important to our business as a whole.

Consolidated Net Tangible Assets: means the total of all assets appearing on a consolidated balance sheet of Caterpillar and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles, excluding the sum of (1) all current liabilities and (2) all goodwill, patents, copyrights, trademarks and other like intangibles.

Secured Debt: means indebtedness secured by a mortgage, pledge, lien, security interest or encumbrance on:

* any Important Property of Caterpillar or any Restricted Subsidiary; or
* any shares of stock or indebtedness of a Restricted Subsidiary.

Value: means with respect to a Sale and Leaseback Transaction, an amount equal to the greater of:

* the net proceeds of the sale of the property leased pursuant to the Sale and Leaseback Transaction; or
* the fair value of the property at the time of the Sale and Leaseback Transaction, as determined by our Board of Directors.

     (In either case, the amount derived is first divided by the term of the lease and then multiplied by the number of years remaining on the lease at the time of determination.)

Restrictions on Secured Debt (Indenture Section 1007)
     The Indenture prohibits us and our Restricted Subsidiaries from creating Secured Debt (without securing the Debentures equally and ratably with Secured
Debt), with the following exceptions:

* certain mortgages, pledges, liens, security interests or encumbrances to secure payment of all or part of the cost of construction or improvement of our property or the property of a Restricted Subsidiary;
* mortgages, pledges, liens, security interests or encumbrances on property acquired, whether or not assumed by us or a Restricted Subsidiary;
* mortgages, pledges, liens, security interests or encumbrances on property, stock, or indebtedness of a Restricted Subsidiary at the time it becomes such;
* mortgages, pledges, liens, security interests or encumbrances on property of a corporation merged with us or a Restricted Subsidiary or at the time of a disposition of substantially all of the property of another corporation to us or a Restricted Subsidiary;
* mortgages, pledges, liens, security interests, or encumbrances on our property or the property of a Restricted Subsidiary in favor of a governmental entity pursuant to contract or statute or to secure certain indebtedness;
* any extension, renewal or replacement of any mortgage, pledge, lien or encumbrance referred to above;
* any mortgage, pledge, lien, security interest, or encumbrance securing debt owed by us or a Restricted Subsidiary to us or a Restricted Subsidiary.

     In addition to these exceptions, we or a Restricted Subsidiary may create, assume, or guarantee other Secured Debt without securing the Debentures if the total amount of Secured Debt outstanding and value of Sale and Leaseback Transactions at the time does not exceed 10% of Consolidated Net Tangible Assets.

Restrictions on Sale and Leaseback Transactions (Indenture Section 1008)
     Neither we nor any Restricted Subsidiary can sell or transfer (except to us or a Restricted Subsidiary) any Important Property we own with the intention of taking back a lease on the property, except for a lease not exceeding three years, with the following exceptions:
* we or a Restricted Subsidiary may incur Secured Debt equal to the amount received on a sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the Debentures;
* we or a Restricted Subsidiary apply an amount equal to the value of the property leased to the retirement, within 120 days after the effective date of the arrangement, of indebtedness for money borrowed by us or a Restricted Subsidiary recorded as funded debt as of the date of its creation and which, in the case of indebtedness of us, is not subordinated in right of payment to the prior payment of the Debentures. The amount applied to the retirement of that indebtedness shall be reduced by (i) the principal amount of any Debentures delivered within 120 days of the effective date to the Trustee for retirement and cancellation, and (ii) the principal amount of the indebtedness, other than Debentures, retired by us or a Restricted Subsidiary within 120 days of the effective date of the arrangement. No retirement referred to in this clause may be by payment at maturity or a mandatory prepayment provision.

Restriction on Transfer of Important Property (Indenture Section 1009)
     Neither we nor a Restricted Subsidiary can transfer Important Property to an Unrestricted Subsidiary except in limited circumstances. The transfer can occur if we apply an amount equal to the fair value of the property at the time of transfer (as determined by our Board of Directors) to the retirement of indebtedness of us or a Restricted Subsidiary that is recorded as funded debt and is not subordinated in right of payment to the Debentures. The debt retirement must occur within 120 days of the transfer.

Events of Default (Indenture Sections 501, 502, 601, 602, and 603)
     Unless we indicate otherwise in a Prospectus Supplement, the following events are defined in the indenture as "Events of Default" regarding the
Debentures:

* failure to pay principal or premium on any Debenture when due;
* failure to pay interest on a Debenture when due, continued for 60 days;
* failure to deposit any sinking fund payment when due;
* failure to perform any other covenant in the indenture for 60 days after we have received written notice of the failure;
* certain events in bankruptcy, insolvency or reorganization; and
* any other Event of Default stipulated.

     Unless stated otherwise in a Prospectus Supplement, any Event of Default on a particular series of Debentures is not necessarily an Event of Default on another series of Debentures.

     If an Event of Default occurs on outstanding Debentures of a particular series and continues, the Trustee or holders of at least 25% of that series' Debentures may declare the principal amount of all Debentures in the series due and payable. Under certain circumstances, holders of a majority of the Debentures in the series may rescind that declaration.

     The Trustee must within 90 days after a default occurs, notify the holders of Debentures of that series of the default if we have not remedied it. The Trustee may withhold notice to the holders of any default (except in the payment of principal or interest) if it in good faith considers such withholding in the interest of holders. We are required to file an annual certificate with the Trustee, signed by an officer, about any default by us under any provisions of the indenture.

     Subject to the provisions of the indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Debentures may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such Debentures.

Modification of Indenture (Indenture Section 902)
     Under the Indenture, our rights and obligations and the rights of the holders of debt securities may be changed. Certain changes require the consent of the holders of not less than 66(% in aggregate principal amount of the outstanding debt of all series to be affected, voting as one class. However, the following changes may not be made without the consent of each holder of the Debentures:

* changes to the stated maturity date of the principal or any interest installment;
*  reductions in the principal amount or interest due;
*  changes to the place or currency regarding payment of principal;
* impairment of the right to institute suit for the enforcement of payment;
* reduction of the stated percentage of holders necessary to modify the indenture; or
* modifications to any of these requirements or to reduce the percentage of outstanding Debentures necessary to waive compliance with certain provisions of the Indenture or for the waiver of certain defaults.

Consolidation, Merger, or Sale (Indenture Section 801)
     We cannot merge with another company or sell or lease substantially all of our property to another company unless:

* we as the continuing corporation or the successor corporation expressly assumes the payment of principal and interest on the Debentures and the performance and observance of all the covenants and conditions of the indenture binding on us;
* we, or the successor corporation, are not immediately after the merger, consolidation, or sale in default in the performance of a covenant or condition in the indenture; and
* if as a result of the merger, consolidation or sale we become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the Indenture, we or the successor corporation take steps necessary to secure the Debentures equally and ratably with all indebtedness secured.

Defeasance (Indenture Section 1301 through 1305)
     We may be discharged from our obligations on the Debentures of a series at any time before the stated maturity if we deposit with the Trustee money or certain equivalents in an amount sufficient to pay the principal and interest on the Debentures. Under Federal income tax law as of the date of this prospectus, such deposit and discharge may be treated as an exchange of the related Debentures. Each holder may be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the Debentures and the value of the holder's interest in the trust. Such holders might be required to include in income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of such a deposit and discharge, including the applicability and effect of tax laws other than the Federal income tax law.

PLAN OF DISTRIBUTION
--------------------
     We may sell the Debentures (a) through underwriters or dealers;
(b) directly to one or more purchasers; or (c) through agents. The Prospectus Supplement will include the names of underwriters, dealers or agents retained. The Prospectus Supplement also will include the purchase price of the Debentures, Caterpillar's proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters' compensation.

     The underwriters will acquire the Debentures for their own account. They may resell the Debentures in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     Underwriters, dealers, and agents that participate in the distribution of the Debentures may be underwriters as defined in the Securities Act of 1933 ("Act"), and any discounts or commissions received by them from us and any profit on the resale of the Debentures by them may be treated as underwriting discounts and commissions under the Act.

     We may have agreements with the underwriters, dealers, and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS
--------------
     Richard P. Konrath, our Securities Counsel, will issue an opinion about the legality of the Debentures for us. Underwriters and agents may have their own counsel issuing an opinion for them. They may rely on the opinion of our counsel as to matters of Illinois law.

EXPERTS
-------
     Price Waterhouse LLP, independent accountants, audited our financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement. These documents are incorporated by reference in reliance upon the authority of Price Waterhouse as experts in accounting and auditing in giving the report.


TABLE OF CONTENTS

Where You Can Find More Information

The Company

Prospectus Supplement

Use of Proceeds

Ratio of Profit to Fixed Charges

Description of the Debt Securities

Plan of Distribution

Legal Opinions

Experts




$500,000,000

[CAT LOGO]

DEBENTURES
_______________________

PROSPECTUS SUPPLEMENT

___________, 1997

_______________________


PART II
INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

Registration Fee                    $151,515.15
Accountants' Fees and Expenses        25,000.00
Trustee Fees and Expenses             25,000.00
Debt Rating Agency Fees              250,000.00
Printing and Delivery Expenses        50,000.00
Legal Fees and Expenses               75,000.00
Miscellaneous Expenses                50,000.00

     Total                          $626,515.15

All except the first item are estimates.


Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware Corporation Law and our Bylaws provide for indemnification of officers and directors under certain circumstances.

     Insurance carried by us provides (within limits and subject to certain exclusions) for reimbursement of amounts which (a) we may be required to pay as indemnities to officers or directors for claims made against them and (b) individual directors, officers and certain employees may become legally obligated to pay as the result of acts committed while acting in their corporate fiduciary capacities.

     The underwriting and distribution agreements may provide for the indemnification of our officers and directors under certain circumstances.


Item 16. Exhibits

     Reference is made to the Exhibit Index filed as part of this Registration Statement.


Item 17. Undertakings

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, State of Illinois, on the 12th day of February, 1997.


                                                   CATERPILLAR INC.
                                                     (Registrant)



                                         By: /s/R. R. ATTERBURY III
                                                R. R. Atterbury III, Secretary

Date: February 19, 1997


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



February 19, 1997     /s/DONALD V. FITES       Chairman of the Board, Director
                                                 and Chief Executive Officer


February 19, 1997     /s/GLEN A. BARTON             Group President


February 19, 1997     /s/GERALD S. FLAHERTY         Group President


February 19, 1997     /s/JAMES W. OWENS             Group President


February 19, 1997     /s/RICHARD L. THOMPSON        Group President


February 19, 1997     /s/DOUGLAS R. OBERHELMAN     Vice President and
                                                 Chief Financial Officer


February 19, 1997     /s/ROBERT R. GALLAGHER        Controller and
                                                Chief Accounting Officer


February 19, 1997     /s/LILYAN H. AFFINITO             Director


February 19, 1997     /s/JOHN W. FONDAHL                Director


February 19, 1997     /s/DAVID R. GOODE                 Director


February 19, 1997     /s/PETER A. MAGOWAN               Director


February 19, 1997     /s/GORDON R. PARKER               Director


February 19, 1997     /s/GEORGE A. SCHAEFER             Director


February 19, 1997     /s/JOSHUA I. SMITH                Director


February 19, 1997     /s/CLAYTON K. YEUTTER             Director


EXHIBIT INDEX

Exhibit
Number      Description

1           Form of Underwriting Agreement

4.1 Indenture dated as of May 1, 1987, between the Registrant and The First National Bank of Chicago, as Trustee.

4.2 First Supplemental Indenture, dated as of June 1, 1989, between Caterpillar Inc. and The First National Bank of Chicago, as Trustee.

4.3 Appointment of Citibank, N.A. as Successor Trustee, dated October 1, 1991, under the Indenture, as supplemented, dated May 1, 1987.

4.4 Second Supplemental Indenture, dated as of May 15, 1992, between Caterpillar Inc. and Citibank, N.A., as Successor Trustee.

4.5 Third Supplemental Indenture, dated as of December 16, 1996, between Caterpillar Inc. and Citibank, N.A., as Successor Trustee.

4.6 Rights Agreement dated as of December 11, 1996, between Caterpillar Inc. and First Chicago Trust Company of New York (incorporated by reference from Exhibit 1 to Form 8-A filed December 11, 1996, Commission File No. 1-768).

5 Opinion of Richard P. Konrath, Securities Counsel for Caterpillar Inc., as to the legality of debt securities.

12          Statement Setting Forth Computation of Ratios of Profit to Fixed
            Charges

23.1 The consent of Richard P. Konrath, Securities Counsel for Caterpillar Inc., is contained in his opinion filed as Exhibit 5 to this Registration Statement.

23.2        Consent of Price Waterhouse LLP

25 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Citibank, N.A.